Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01

                                                                  Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01


PRICING SUPPLEMENT NO. 10 DATED August 30, 2000
(To Prospectus Dated June 8, 2000, as Supplemented June 15, 2000)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series I
                   due Nine Months or More from Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                               Floating Rate Notes


Trade Date:                August 30, 2000                    Book Entry:    |x|
Issue Price:               Variable                           Certificated:  |_|
Original Issue Date:       September 5, 2000   Principal Amount:     $93,000,000
Stated Maturity Date:      September 5, 2001   Net Proceeds:         $92,962,800
                                              Specified Currency:   U.S. Dollars

     Base Rate(s): |_| CD Rate |_| Eleventh District |x| Prime Rate
                                                              Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |_| LIBOR |_| Other
                               Telerate Page 3750

Exchange Rate Agent:       N/A

     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 6.76% Minimum Interest Rate: N/A
     Interest  Determination  Dates:  One Business day prior to Interest  Factor
Convention: N/A
                               reset date.
                                                Index Maturity:            Daily
     Interest Reset Dates: Daily Spread (plus or minus): minus 274 basis points Interest Payment Dates: Quarterly, on the 5th day of Spread Multiplier: N/A
                           December, March, June and
                           September.
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

Agent:        Merrill Lynch and Co.
Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date: Optional Repayment Dates:










     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:             N/A



         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of May 31, 2000, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $20,273,469 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $9,363,148,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.